UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VIVUS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 17, 2013, VIVUS, Inc., or the Company or VIVUS, issued a press release announcing that its latest proposed settlement offer to First Manhattan Co., or FMC, was immediately rejected by FMC.  The proposed settlement offer was made in connection with the Company’s 2013 reconvened annual meeting of stockholders, which will be held on July 18, 2013.  A copy of the press release is attached hereto as Exhibit 1.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission, or the SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

VIVUS, Inc: Timothy E. Morris Chief Financial Officer morris@vivus.com Investor Relations: The Trout Group Brian Korb bkorb@troutgroup.com 646-378-2923	Proxy Solicitor: Morrow & Co., LLC Joseph J. Mills jmills@morrowco.com 203-658-9423 Media Relations: Joele Frank, Wilkinson Brimmer Katcher Matthew Sherman msherman@joelefrank.com 212-355-4449

FMC REJECTS SETTLEMENT PROPOSAL FROM VIVUS

VIVUS Proposal included Leland Wilson, Chief Executive Officer, Offering to Retire

VIVUS Compromise included Board Consisting of Four Nominees from Each Side and One Independent Investor Nominee

If You Support this Settlement Proposal Vote the GOLD Proxy Card

MOUNTAIN VIEW, Calif., July 17, 2013 — VIVUS, Inc. (NASDAQ:VVUS) (the “Company” or “VIVUS”) today announced its latest proposed settlement offer to First Manhattan Co. (FMC) was immediately rejected by FMC.

The VIVUS proposal included equal representation from VIVUS and FMC, four from each side and one independent investor representative.  The four VIVUS nominees proposed were the four most recently appointed Directors.  The four FMC nominees proposed included the three recommended by ISS and a new CEO. The proposal also included an offer from Leland Wilson, Chief Executive Officer of VIVUS, to resign from the VIVUS Board and to retire as CEO when the Board of Directors has appointed a new CEO.  Mr. Wilson is also willing to offer his services as a senior advisor to the Board and the Company to ensure a seamless transition following his retirement.

Mr. Wilson stated, “It is our desire to end this closely contested proxy battle without handing the company over to Mr. Colin ahead of the vote.  We believe our proposal, which included my stepping down as CEO of VIVUS was extremely fair and balanced.  We are very disappointed with his complete rejection of our proposal.  If you believe our proposal is in the best interest of stockholders vote the GOLD proxy card.”

VIVUS stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in VIVUS by voting the GOLD proxy card.  Please do not return or otherwise vote any white proxy card sent to you by FMC.  Even if stockholders have already voted using the white proxy card, they have the right to change their vote to the GOLD proxy card and support VIVUS’s proposed compromise.

Since time is short, the Company asks that stockholders please vote by telephone or Internet according to the instructions on the GOLD proxy card.  Voting by telephone or Internet, which is the best way for stockholders to ensure that their votes will be counted, will be open until 11:59pm Eastern Time on Wednesday, July 17, 2013.

If you have any questions, or would like assistance

in voting your GOLD proxy card, please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the SEC.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.